Exhibit 99.1

PRESS RELEASE

October 26, 2017

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2017

Gillette, Wyo. (BUSINESSWIRE) — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the third quarter and first nine months of 2017.

Highlights and Recent Developments

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	09/30/17	09/30/16	09/30/17	09/30/16
Net income (loss)	$2.6	$(1.6)	$(24.5)	$(2.7)
Adjusted EBITDA (1)	$36.0	$40.6	$86.0	$58.6
Shipments - owned and operated mines (tons)	15.5	17.0	43.9	41.7
Realized price per ton sold	$12.32	$12.33	$12.23	$12.50
Average cost per ton sold	$9.57	$8.95	$9.68	$10.07
Cash margin per ton sold (2)	$2.75	$3.38	$2.55	$2.43
Shipments - Asian exports (tons)	1.3	—	3.1	0.2

(1)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

(2)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

•                  Net income of $2.6 million for the third quarter of 2017 included a $3.1 million business interruption insurance recovery from a 2016 claim, as compared to the net loss of $1.6 million for the third quarter of 2016.  Third quarter of 2017 had improved logistics volumes that offset lower domestic volumes, as compared to the prior year third quarter results.

•                  Adjusted EBITDA of $36.0 million and shipments of 15.5 million tons during the third quarter of 2017 compared to Adjusted EBITDA of $40.6 million and shipments of 17.0 million tons for the third quarter of 2016.  The mild summer weather led to few new purchases for delivery in the fourth quarter of 2017.  Domestic shipments for the first and second halves of 2017 are expected to be similar, which is unusual, as shipments in the second half of the year are typically greater.

•                  Year to date net loss of $24.5 million for 2017 as compared to a net loss of $2.7 million for 2016.  The prior year net loss was positively impacted by Asset Retirement Obligation liability adjustments that totaled $36.3 million and reduced depreciation expense.

•                  Year to date 2017 Adjusted EBITDA was $86.0 million, a 47 percent increase, compared with $58.6 million for the year to date 2016.  Higher volumes of both domestic and export sales drove this year-over-year improvement.

•                  Exported 1.3 million tons during the third quarter and 3.1 million tons year to date 2017, while securing additional fourth quarter sales at improved prices.

•                  Reduced undrawn letters of credit by $27.7 million from June 30, 2017.  The improved Company and coal industry conditions allowed for a reduction of collateral for the Company’s reclamation bonding program.  As of September 30, 2017, Cloud Peak Energy had $22.9 million remaining in undrawn letters of credit representing collateral of 5.5 percent.

•                  Ended the quarter with total available liquidity of $523.0 million.

Colin Marshall, President and Chief Executive Officer, commented, “Third quarter shipments improved compared with the second quarter of 2017, as we exported 1.3 million tons and domestic customers took their contracted coal ratably.  Improving volumes allowed us to deliver a solid operational and financial performance in the third quarter.”

Health, Safety, and Environment

During the third quarter of 2017, among the Company’s approximately 1,150 full-time mine site employees, there were no reportable injuries.  The year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) was 0.12, compared to a rate of 0.11 through the third quarter of 2016.  During the 51 MSHA inspector days at the mine sites in the quarter, the Company received one significant and substantial citation with a $420 assessment.

There were no reportable environmental incidents during the quarter.

Operating Results

Owned and Operated Mines

The Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and also to the Logistics and Related Activities segment.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	09/30/17	09/30/16	09/30/17	09/30/16
Tons sold	15.5	17.0	43.9	41.7
Revenue	$198.0	$212.0	$550.2	$531.3
Cost of product sold	$151.4	$153.2	$431.2	$429.2
Realized price per ton sold	$12.32	$12.33	$12.23	$12.50
Average cost of product sold per ton	$9.57	$8.95	$9.68	$10.07
Cash margin per ton sold (1)	$2.75	$3.38	$2.55	$2.43
Segment operating income (loss)	$27.1	$33.1	$54.3	$76.8
Segment Adjusted EBITDA (2)	$45.6	$56.0	$116.1	$92.0

(1)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

(2)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

Shipments during the third quarter of 2017 were 9 percent lower than the third quarter of 2016, primarily due to lower shipments at the Company’s Antelope and Cordero Rojo mines, partially offset by increased sales at Spring Creek due to higher export demand. With natural gas prices averaging approximately $3.00 per MMBtu, utility coal-fired power plants continued to run during the quarter and drew down PRB coal inventories to approximately 70 million tons at the end of September 2017, a decline of 9 million tons from the September 2016 levels.  This decline was less than anticipated due to the mild summer.

Revenue from the Owned and Operated Mines segment decreased 7 percent in the third quarter of 2017 compared to the third quarter of 2016 primarily due to lower shipments as well as a slightly lower average realized price per ton.   Shipments were lower in the third quarter of 2017 compared to the 2016 quarter due to the atypical shipping patterns currently being experienced.  Domestic shipments were higher in the first half of this year than 2016.  Cost per ton was $9.57 for the third quarter of 2017 compared with $8.95 for the third quarter of 2016, driven primarily by lower production rates as well as higher per ton repair, production taxes, and fuel costs.  Year to date costs per ton in 2017 of $9.68 are 4 percent lower than year to date 2016 costs per ton, primarily due to higher shipments.

Operating income was lower in the third quarter and year to date September 30, 2017 as compared to the same periods in 2016 primarily due to the absence of the 2016 non-cash accounting income of $36.3 million for asset retirement obligation remeasurements.

Logistics and Related Activities

The Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international export customers.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	09/30/17	09/30/16	09/30/17	09/30/16
Total tons delivered	1.4	0.1	3.3	0.4
Asian exports (tons)	1.3	—	3.1	0.2
Domestic (tons)	0.1	0.1	0.2	0.2
Revenue	$67.7	$3.4	$161.9	$20.6
Total cost of product sold	$69.6	$11.2	$174.7	$44.5
Realized gain on financial instruments	$—	$1.8	$—	$5.3
Segment operating income (loss)	$(1.9)	$(7.8)	$(12.8)	$(23.9)
Segment Adjusted EBITDA (1)	$3.2	$(6.0)	$2.2	$(20.3)

(1)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

The Company exported 1.3 million tons during the third quarter of 2017 as Asian utility demand remains strong.  Third quarter 2017 segment operating loss was $1.9 million, as compared to a loss of $7.8 million for the third quarter of 2016.  During the third quarter of 2016, there were no export shipments and the net loss primarily reflected the contracted take-or-pay expense.  The 2017 quarter reflects the shipment of 1.3 million tons in nine vessels.

Year to date Adjusted EBITDA includes certain minimum payments pursuant to the Company’s rail and port agreements and unexpectedly high demurrage charges caused by rail delays as shipments ramped up during the first half of 2017.  The Company has currently contracted 4.5 million tons to export during 2017 and expects to ship the remaining volumes during the fourth quarter as the rail and port systems are expected to continue operating as planned.

Cash, Liquidity, and Financial Position

Cash and cash equivalents as of September 30, 2017 were $120.9 million.  During the third quarter, the cash provided by operations totaled $44.5 million, while capital expenditures (excluding capitalized interest) were $3.4 million.

During the quarter, the Company reduced the amount outstanding on undrawn letters of credit used as collateral for reclamation bonds by $27.7 million from the $50.6 million it reported as of June 30, 2017, ending the quarter with $22.9 million in undrawn letters of credit.  In October, this amount was fully transitioned to the Company’s A/R Securitization Program, leaving the Company’s Credit Agreement now fully available.

At September 30, 2017, the available borrowing capacity under the $400 million Credit Agreement was approximately $393.2 million, which is net of the approximately $6.8 million in undrawn letters of credit outstanding under the Credit Agreement as of that date.  Including cash on hand and the availability under the A/R Securitization and Credit Agreement, the Company ended the quarter with total available liquidity of $523.0 million.

Government Affairs

The Trump Administration has continued its efforts to promote the use of America’s energy resources, alleviate unnecessary regulatory burdens, and implement balanced, common-sense energy policies.  Recent highlights include:

•                  Environmental Protection Agency’s (EPA) formal rulemaking announcement in early October that the previous Administration’s Clean Power Plan regulating power plant CO2 emissions was unlawful and will be withdrawn.

•                  Department of Energy’s (DOE) grid reliability study, which supports the importance of baseload power provided by coal and contains policy recommendations to ensure the reliability and resiliency of the nation’s electric grid.

•                  Office of Natural Resources Revenue’s (ONRR) final rule to repeal the previous Administration’s coal royalty valuation rule that was part of its anti-fossil fuel regulatory agenda.

•                  Department of Interior’s (DOI) re-establishment of the Royalty Policy Committee advisory group.  The Company is proud to serve on the Royalty Policy Committee and looks forward to assisting the DOI in fulfilling its mission and supporting the implementation of the Administration’s energy policies.

•                  DOI and Council on Environmental Quality measures to improve the National Environmental Policy Act regulatory review process by seeking to ensure reviews are conducted in a coordinated, consistent, predictable and timely manner.

Cloud Peak Energy also remains hopeful that Congress and the Trump Administration will implement longer-term energy policies, as supported by the DOE’s grid reliability study, that recognize the substantial benefits of safe, reliable, and affordable baseload electricity generated from coal by providing utilities the certainty and incentives to invest in the nation’s coal power plant fleet.  In particular, Cloud Peak Energy continues to advocate for the development and commercialization of advanced fossil fuel technologies, including carbon capture.  It is encouraging to see strong bi-partisan support for the Senate FUTURE Act and companion House Carbon Capture Act that seek to amend the existing 45Q tax credit to promote private sector commercialization and deployment of carbon capture and utilization technology on a significant scale.

Domestic Outlook

Mine shipments to domestic customers during the third quarter of 2017 were 14.2 million tons, as compared to 13.0 million tons shipped to domestic customers in the second quarter of 2017.  Typically, the third quarter is one of the strongest quarters of the year as customers operate their units to meet summer cooling demand. Cloud Peak Energy experienced a decline in September shipments as utilities reduced train sets in service due to the mild August and September weather experienced over much of the country, which reduced additional in-year purchasing.

Natural gas prices remained around $3.00 per MMBtu during most of the summer, as supply stabilized and a ramp-up in liquefied natural gas (LNG) exports increased demand.  As of October 19, 2017, the U.S. Energy Information Administration shows that natural gas inventories have declined by about 4 percent, compared to 2016 levels.  For the remainder of 2017, the Company expects its customers to take their contracted volumes, albeit at a pace closer to September’s reduced monthly rate.

Energy Ventures Analysis estimates there were 70 million tons of PRB coal inventories at utilities at the end of September 2017, a decline of 9 million tons from September 2016 levels.  This current inventory level has caused many customers to lower their forecast coal burn for the year and not seek additional spot purchases for the fourth quarter.  Cloud Peak Energy continues to see customers layer in sales for 2018 but customers remain uncertain about forecasted weather and natural gas prices.  Many utilities appear to be continuing to delay purchasing coal to have flexibility to switch between coal and gas electricity generation based on near-term pricing.

For 2017, the Company plans to ship between 57 and 59 million tons, with current commitments to sell 58 million tons, which includes 4.5 million tons contracted with export customers.  Nearly all of the 58 million tons are under fixed-price contracts with a weighted-average price of $12.20 per ton.  The approximately 2.0 million tons for 2017 that were priced during the third quarter of 2017 averaged $11.36 per ton, in line with prevailing prices at that time for the qualities of coal contracted.

The Company is contracted to sell 36 million tons in 2018.  Of this committed production, 34 million tons are under fixed-price contracts with a weighted-average price of $12.48 per ton.  For 2018, there were 2.0 million tons contracted during the third quarter of 2017 at an average of $12.32 per ton.

The Company is contracted to sell 18 million tons in 2019.  Of this committed production, 12 million tons are under fixed-price contracts with a weighted-average price of $13.08 per ton.

International Outlook

International thermal coal prices gained strength during the quarter due to import demand growth led by China, South Korea, and other Southeast Asian countries.  China has led the growth in imports of thermal coal (includes bituminous, sub-bituminous, and lignite) increasing its imports through August 2017 by 20 million tonnes or 20 percent.  Year to date, Chinese domestic production continued to rebound through August 2017 with an increase of almost 127 million tonnes, or 6 percent.  China’s strong domestic production and imports were driven by a year-to-date increase in electric generation of over 7 percent, which was mostly supplied by coal-fired generation.  In South Korea, the commissioning of several new coal-

fired units in 2016 and 2017 increased imports of thermal coal by over 12 million tonnes, or 21 percent, through August 2017.

During the quarter, the Company sold remaining export volumes for 2017 to 4.5 million tons, with 3.1 million tons shipped through the third quarter.  With the improved operation of the rail and port system, the Company expects all remaining volumes for 2017 to be delivered.  Pricing remains favorable for the Company and export sales are expected to continue at the current pace into 2018.  The Company has sold over 1.1 million tons for delivery in 2018.

2017 Guidance — Financial and Operational Estimates

“The third quarter showed a continuation of the pattern of customers taking their contracted tonnages but remaining reluctant to contract additional coal for 2018 due to reduced demand. Good cost control allowed us to achieve a profitable quarter that places us well for the full year.  The improvement in export rail performance, strong demand, and improved pricing positions our exports well for the fourth quarter and into 2018.  It is encouraging to be able to increase the lower end of our guidance based on our third quarter performance and expectations for the fourth quarter,” commented Marshall.

The following table provides the current outlook and assumptions for selected 2017 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the three mines(1)	57 — 59 million tons
Committed sales with fixed prices	Approximately 58 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.20 per ton
Adjusted EBITDA(2)	$95 — $105 million
Net interest expense	Approximately $40 million
Cash interest paid	Approximately $45 million
Depreciation, depletion, amortization, and accretion	$70 — $80 million
Capital expenditures	$15 — $20 million

(1)                     Inclusive of intersegment sales.

(2)                     Non-GAAP financial measure; please see definition below in this release.  Management did not prepare estimates of reconciliation with comparable GAAP measures, including net income, because information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on October 26, 2017 to review the results and current business conditions.  The call will be webcast live over the Internet from www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 80554310.

Following the live webcast, a replay will be available at the same URL on the website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 80554310.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2016, Cloud Peak Energy shipped approximately 59 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 3 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related quarterly investor presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or words of similar meaning.  Forward-looking statements may include, for example:  (1) our outlook for 2017 and future periods for Cloud Peak Energy, the Powder River Basin (“PRB”) and the industry in general; (2) our operational, financial and shipment guidance, including export shipments; (3) estimated thermal coal demand by domestic and Asian utilities; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) our ability to sell additional tons in 2017 and future periods at improved, economic prices; (6) the impact of the Trump administration energy policies, ongoing state, local and international anti-coal regulatory and political developments, NGO activities and global climate change initiatives; (7) potential commercialization of carbon capture technologies for utilities; (8) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (9) the timing and extent of any sustained recovery for depressed coal industry conditions, domestically and internationally; (10) the impact of industry conditions on our financial performance, liquidity and compliance with the financial covenants in our Credit Agreement; (11) our ability to manage our take-or-pay exposure for currently committed port and rail capacity; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities, including our ability to renew or replace our credit facility before its early 2019 termination; (13) the impact of our hedging programs; (14) our ability to renew or obtain surety bonds to meet regulatory requirements; (15) our cost management efforts; (16) operational plans for our mines; (17) business development and growth initiatives; (18) our plans to acquire or develop additional coal to maintain and extend our mine lives; (19) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (20) potential development of additional export terminal capacity and increased future access to existing or new capacity; (21) industry estimates of the U.S. Energy Information Administration and other third party sources; and (22) other statements regarding our current plans, strategies, expectations, beliefs, assumptions, estimates and prospects concerning our business, operating results, financial condition, industry, economic conditions, government regulations, energy policies and other matters that do not relate strictly to historical facts.

These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  The following factors are among those that may cause actual results to differ materially and adversely from our forward-looking statements: (1) the timing and extent of any sustained recovery of the currently depressed coal industry, domestically and internationally, and the impact of ongoing or further depressed industry conditions on our financial performance, liquidity, and financial covenant compliance; (2) the prices we receive for our coal and logistics services, our ability to effectively execute our forward sales strategy, and changes in utility purchasing patterns resulting in decreased long-term purchases of coal; (3) the timing of reductions or increases in customer coal inventories; (4) our ability to obtain new coal sales agreements on favorable terms, to resolve customer requests for reductions or deferrals, and to respond to any cancellations of their committed volumes on terms that preserve the amount and timing of our forecasted economic value; (5) the impact of increasingly variable and less predictable demand for thermal coal based on natural gas prices, summer cooling demand, winter heating demand, economic growth rates and other factors that impact overall demand for electricity; (6) our ability to efficiently and safely conduct our mining operations and to adjust our planned production levels to respond to market conditions and effectively manage the costs of our operations; (7) competition with other producers of coal and with traders and re-sellers of coal, including the current oversupply of thermal coal, the impacts of currency exchange rate fluctuations and the strong U.S. dollar, and government environmental, energy and tax policies and regulations that make foreign coal producers more competitive for international transactions; (8) the impact of coal industry bankruptcies on our competitive position relative to other companies who have recently emerged from bankruptcy with reduced leverage and potentially reduced operating costs; (9) competition with natural gas, wind, solar and other non-coal energy resources, which may continue to increase as a result of low domestic natural gas prices, the declining cost of renewables, and due to environmental, energy and tax policies, regulations, subsidies and other government actions that encourage or mandate use of alternative energy sources; (10) coal-fired power plant capacity and utilization, including the impact of climate change and other environmental regulations and initiatives, energy policies, political pressures, NGO activities, international treaties or agreements and other factors that may cause domestic and international electric utilities to continue to phase out or close existing coal-fired power plants, reduce or eliminate construction of any new coal-fired power plants, or reduce consumption of coal from the PRB; (11) the failure of economic, commercially available carbon capture technology to be developed and adopted by utilities in a timely manner; (12) the impact of “keep coal in the ground” campaigns and other well-funded, anti-coal initiatives by environmental activist groups and others targeting substantially all aspects of our industry; (13) our ability to offset declining U.S. demand for coal and achieve longer term growth in our business through our logistics revenue and export sales, including the significant impact of Chinese and Indian thermal coal import demand and production levels from other countries and basins on overall seaborne coal prices; (14) railroad, export terminal and other transportation performance, costs and availability, including the availability of sufficient and reliable rail capacity to transport PRB coal, the development of future export terminal capacity and our ability to access capacity on commercially reasonable terms; (15) the impact of our rail and terminal take-or-pay commitments if we do not meet our required export shipment obligations; (16) weather conditions and weather-related damage that impact our mining operations, our customers, or transportation infrastructure; (17) operational, geological, equipment, permit, labor, and other risks inherent in surface coal mining; (18) future development or operating costs for our development projects exceeding our expectations; (19) our ability to successfully acquire coal and appropriate land access rights at economic prices and in a timely manner and our ability to effectively resolve issues with conflicting mineral development that may impact our mine plans; (20) the impact of asset impairment charges if required as a result of challenging industry conditions or other factors; (21) our plans and objectives for future operations and the development of additional coal reserves, including risks associated with acquisitions; (22) the impact of current and future environmental, health, safety, endangered species and other laws, regulations, treaties, executive orders, court decisions or governmental policies, or changes in interpretations thereof and third-party regulatory challenges, including additional requirements, uncertainties, costs, liabilities or restrictions adversely affecting the use, demand or price for coal, our mining operations or the logistics, transportation, or terminal industries; (23) the impact of required regulatory processes and approvals to lease coal and obtain permits for coal mining operations or to transport coal to domestic and foreign customers, including third-party legal challenges to regulatory approvals that are required for some or all of our current or planned mining activities; (24) any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes and the potential impact of associated interest and penalties; (25) inaccurately estimating the costs or timing of our reclamation and mine closure obligations and our assumptions underlying reclamation and mine closure obligations; (26) our ability to obtain required surety bonds and provide any associated collateral on commercially reasonable terms; (27) the availability of, disruptions in delivery or increases in pricing from third-party vendors of raw materials, capital equipment and consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel, and rubber; (28) our assumptions concerning coal reserve estimates; (29) our relationships with, and other conditions affecting, our customers (including our largest customers who account for a significant portion of our total revenue) and other counterparties, including economic conditions and the credit performance and credit risks associated with our customers and other counterparties, such as traders, brokers, and lenders under our Credit Agreement and financial institutions with whom we maintain accounts or enter hedging arrangements; (30) the results of our hedging programs and changes in the fair value of derivative financial instruments that are not accounted for as hedges; (31) the terms and restrictions of our indebtedness; (32) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including risks resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions for the coal sector or in general, changes in our credit rating, our compliance with the covenants in our debt agreements, the increasing credit pressures on our industry due to depressed conditions, or any demands for increased collateral by our surety bond providers; (33) volatility in the price of our common stock, including the impact of any delisting of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; (34) our liquidity, results of operations, and financial condition generally, including amounts of working capital that are available; (35) litigation and other contingencies; (36) the authority of federal and state regulatory authorities to order any of our mines to be temporarily or permanently closed under certain circumstances; and (37) other risk factors or cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Form 8-K.

Additional factors, events or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related quarterly investor presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measure of Adjusted EBITDA (on a consolidated basis and for our reporting segments).  Adjusted EBITDA is intended to provide additional information only and does not have any standard meaning prescribed by generally accepted accounting principles in the United States of America. (“U.S. GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA is found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense), net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude non-cash impairment charges, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude debt restructuring costs, and (4) non-cash throughput amortization expense and contract termination payments made to amend the BNSF and Westshore agreements.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  In prior years the amortization of port and rail contract termination payments were included as part of EBITDA and Adjusted EBITDA because the cash payments approximated the amount of amortization being taken during the year.  During 2017, management determined that the non-cash portion of amortization arising from payments made in prior years as well as the amortization of contract termination payments should be adjusted out of Adjusted EBITDA because the ongoing cash payments are now significantly smaller than the overall amortization of these payments and no longer reflect the transactional results.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA is also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.

Our management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as compared to net income (loss) or other GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors.  As a result of these exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss) or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

SOURCE: Cloud Peak Energy Inc.

Contact:

Cloud Peak Energy Inc.
Lorri Owen, (720) 566-2932
Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$248,884	$217,073	$673,813	$572,510
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion)	204,301	164,287	567,610	469,938
Depreciation and depletion	18,789	23,460	56,683	23,052
Accretion	1,865	1,065	5,532	5,641
(Gain) loss on derivative financial instruments	(838)	1,068	3,102	(5,257)
Selling, general and administrative expenses	12,798	11,161	33,077	38,187
Impairments	—	312	—	4,499
Debt restructuring costs	—	4,499	23	4,499
Other operating costs	121	360	406	814
Total costs and expenses	237,036	206,212	666,433	541,373
Operating income (loss)	11,848	10,861	7,380	31,137
Other income (expense)
Interest income	147	46	304	116
Interest expense	(9,573)	(13,032)	(32,351)	(35,371)
Other, net	(98)	(165)	(546)	(760)
Total other income (expense)	(9,524)	(13,151)	(32,593)	(36,015)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	2,324	(2,290)	(25,213)	(4,878)
Income tax benefit (expense)	115	647	(36)	3,226
Income (loss) from unconsolidated affiliates, net of tax	138	59	771	(1,018)
Net income (loss)	2,577	(1,584)	(24,478)	(2,670)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	(1,821)	(1,872)	(5,462)	(3,381)
Postretirement medical plan change	—	—	—	42,851
Income tax on postretirement medical and pension changes	—	(831)	—	(2,776)
Other comprehensive income (loss)	(1,821)	(2,703)	(5,462)	36,694
Total comprehensive income (loss)	$756	$(4,287)	$(29,940)	$34,024
Income (loss) per common share:
Basic	$0.03	$(0.03)	$(0.34)	$(0.04)
Diluted	$0.03	$(0.03)	$(0.34)	$(0.04)
Weighted-average shares outstanding - basic	75,139	61,365	72,152	61,285
Weighted-average shares outstanding - diluted	76,890	61,365	72,152	61,285

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$120,942	$83,708
Accounts receivable	53,702	49,311
Due from related parties	1,169	—
Inventories, net	69,780	68,683
Derivative financial instruments	—	752
Income tax receivable	1,145	1,601
Other prepaid and deferred charges	31,978	20,361
Other assets	1,762	741
Total current assets	280,478	225,157

Noncurrent assets
Property, plant and equipment, net	1,394,056	1,432,361
Goodwill	2,280	2,280
Other assets	37,307	54,978
Total assets	$1,714,121	$1,714,776

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$29,288	$27,678
Royalties and production taxes	59,251	63,018
Accrued expenses	39,892	35,857
Due to related parties	—	71
Other liabilities	2,555	2,567
Total current liabilities	130,986	129,191

Noncurrent liabilities
Senior notes	410,374	475,009
Asset retirement obligations, net of current portion	111,211	97,048
Accumulated postretirement medical benefit obligation, net of current portion	24,101	22,950
Royalties and production taxes	29,650	21,557
Other liabilities	16,839	17,360
Total liabilities	723,161	763,115

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 75,619 and 61,942 shares issued and 75,142 and 61,465 outstanding as of September 30, 2017 and December 31, 2016, respectively)	751	615
Treasury stock, at cost (477 shares as of both September 30, 2017 and December 31, 2016)	(6,498)	(6,498)
Additional paid-in capital	651,078	581,975
Retained earnings	329,207	353,685
Accumulated other comprehensive income (loss)	16,422	21,884
Total equity	990,960	951,661
Total liabilities and equity	$1,714,121	$1,714,776

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$(24,478)	$(2,670)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	56,683	23,052
Accretion	5,532	5,641
Impairments	—	4,499
Loss (income) from unconsolidated affiliates, net of tax	(771)	1,018
Distributions of income from unconsolidated affiliates	4,500	1,500
Deferred income taxes	—	(2,775)
Equity-based compensation expense	6,095	9,250
(Gain) loss on derivative financial instruments	3,102	(5,257)
Cash received (paid) on derivative financial instrument settlements	(1,968)	(3,195)
Non-cash interest expense related to early retirement of debt and refinancings	702	1,254
Net periodic postretirement benefit costs	(4,103)	(423)
Payments for logistics contracts	(20,438)	(15,000)
Logistics throughput contract amortization expense	27,419	24,500
Other	6,388	1,918
Changes in operating assets and liabilities:
Accounts receivable	(4,391)	(2,925)
Inventories, net	(1,212)	3,853
Due to or from related parties	(1,169)	81
Other assets	(5,545)	16,774
Accounts payable and accrued expenses	11,405	(23,717)
Asset retirement obligations	(719)	(1,048)
Net cash provided by (used in) operating activities	57,032	36,330

Investing activities
Purchases of property, plant and equipment	(11,327)	(30,148)
Cash paid for capitalized interest	—	(1,272)
Investment in development projects	(2,110)	(1,500)
Insurance proceeds	—	2,826
Other	33	46
Net cash provided by (used in) investing activities	(13,404)	(30,048)

Financing activities
Repayment of senior notes	(62,094)	—
Payment of debt refinancing costs	(408)	—
Payment of deferred financing costs	—	(3,581)
Payment amortized to deferred gain	(6,294)	—
Proceeds from issuance of common stock	68,850	—
Cash paid for equity offering	(4,490)	—
Other	(1,958)	(1,713)
Net cash provided by (used in) financing activities	(6,394)	(5,294)

Net increase (decrease) in cash and cash equivalents	37,234	988
Cash and cash equivalents at beginning of period	83,708	89,313
Cash and cash equivalents at end of period	$120,942	$90,301

Supplemental cash flow disclosures:
Interest paid	$21,485	$28,287
Income taxes paid (refunded)	$(538)	$(8,247)
Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable	$1,036	$1,794
Assets acquired under capital leases	$—	$115

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$2.6	$(1.6)	$(24.5)	$(2.7)
Interest income	(0.1)	—	(0.3)	(0.1)
Interest expense	9.6	13.0	32.4	35.4
Income tax (benefit) expense	(0.1)	(0.6)	—	(3.2)
Depreciation and depletion	18.8	23.5	56.7	23.1
EBITDA	30.7	34.2	64.3	52.4
Accretion	1.9	1.1	5.5	5.6
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	(0.8)	1.1	3.1	(5.3)
Inclusion of cash amounts received (paid) (2)	(0.8)	(0.6)	(2.0)	(3.2)
Total derivative financial instruments	(1.6)	0.5	1.1	(8.5)
Impairments	—	0.3	—	4.5
Debt restructuring costs	—	4.5	—	4.5
Non-cash throughput amortization expense and contract termination payments	5.1	—	15.0	—
Adjusted EBITDA	$36.0	$40.6	$86.0	$58.6

(1)                                 Fair value mark-to-market (gains) losses reflected on the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

(2)                                 Cash amounts received and paid reflected within operating cash flows in the Unaudited Condensed Consolidated Statements of Cash Flows.

Adjusted EBITDA by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$2.6	$(1.6)	$(24.5)	$(2.7)
Interest income	(0.1)	—	(0.3)	(0.1)
Interest expense	9.6	13.0	32.4	35.4
Other, net	0.1	0.2	0.5	0.8
Income tax expense (benefit)	(0.1)	(0.6)	—	(3.2)
(Income) loss from unconsolidated affiliates, net of tax	(0.1)	(0.1)	(0.8)	1.0
Consolidated operating income (loss)	$11.8	$10.9	$7.4	$31.1

Owned and Operated Mines
Operating income (loss)	$27.1	$33.1	$54.3	$76.8
Depreciation and depletion	18.5	23.2	56.1	22.1
Accretion	1.7	0.9	5.1	5.2
Derivative financial instruments:
Exclusion of fair value mark-to-market (gains) losses	(0.8)	1.1	3.1	(5.2)
Inclusion of cash amounts received (paid)	(0.8)	(2.3)	(2.0)	(8.5)
Total derivative financial instruments	(1.6)	(1.2)	1.1	(13.7)
Impairments	—	0.3	—	2.5
Other	(0.1)	(0.3)	(0.5)	(0.9)
Adjusted EBITDA	$45.6	$56.0	$116.1	$92.0

Logistics and Related Activities
Operating income (loss)	$(1.9)	$(7.8)	$(12.8)	$(23.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market (gains) losses	—	—	—	(0.1)
Inclusion of cash amounts received (paid)	—	1.8	—	5.3
Total derivative financial instruments	—	1.8	—	5.2
Non-cash throughput amortization expense and contract termination payments	5.1	—	15.0	—
Other	0.0	—	—	(1.6)
Adjusted EBITDA	$3.2	$(6.0)	$2.2	$(20.3)

Other
Operating income (loss)	$(13.2)	$(14.4)	$(34.0)	$(21.6)
Depreciation and depletion	0.2	0.3	0.6	0.9
Accretion	0.2	0.2	0.5	0.5
Impairment	—	—	—	2.0
Debt restructuring costs	—	4.5	—	4.5
Other	0.2	0.1	0.7	0.8
Adjusted EBITDA(1) (2)	$(12.6)	$(9.3)	$(32.2)	$(12.9)

Eliminations
Operating income (loss)	$(0.2)	$—	$(0.2)	$(0.2)
Adjusted EBITDA	$(0.2)	$—	$(0.2)	$(0.2)

(1)                                 Includes $0 and $1.6 of sales contract buyouts for the three months ended September 30, 2017 and 2016, respectively.

(2)                                 Includes $0.1 and $24.3 of sales contract buyouts for the nine months ended September 30, 2017 and 2016, respectively.

Tons Sold

(in thousands)

	Q3	Q2	Q1	Q4	Q3	Year	Year	Year	Year	Year
	2017	2017	2017	2016	2016	2016	2015	2014	2013	2012
Mine
Antelope	7,813	6,711	7,375	8,069	8,612	29,807	35,167	33,647	31,354	34,316
Cordero Rojo	3,770	4,227	4,441	5,562	5,492	18,332	22,872	34,809	36,670	39,205
Spring Creek	3,959	3,390	2,210	3,111	2,854	10,348	17,027	17,443	18,009	17,102
Decker (50% interest)	—	—	—	—	—	—	—	1,079	1,519	1,441
Total	15,542	14,328	14,026	16,743	16,958	58,488	75,066	86,978	87,552	92,064